Exhibit 10.104

CONFIDENTIAL TREATMENT REQUESTED BY

CATALYST SEMICONDUCTOR, INC.

[***]  Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

WAFER SUPPLY AGREEMENT

This Agreement, made and entered into this 11th day, June 2008 by and between :

(1)             OKI Electric Industry Co., Ltd., a corporation organized and existing under the laws of Japan, having its registered head office at 7-12, Toranomon 1-chome, Minato-ku, Tokyo 105, Japan (hereinafter referred to as (“OKI”), and

(2)             Catalyst Semiconductor Inc., a corporation organized and existing under the laws of the State of Delaware, U.S.A., having its principal office at 2975 Stender Way, Santa Clara, CA 95054,, U.S.A. (“CSI”),

Witnesseth:

WHEREAS, OKI is engaged, inter alia, in the design, development, manufacture and sale of various semiconductor devices; and

WHEREAS, CSI is engaged in the design, development and sale of certain analog/mixed-signal solutions and nonvolatile memory products; and

WHEREAS, CSI wishes to be supplied with the wafers of certain semiconductor devices manufactured by OKI and OKI is willing to supply such wafers to CSI.

NOW, THEREFORE, the parties agree as follows;

CHAPTER 1.  DEFINITIONS

Article 1.                (Definitions)

When used throughout this Agreement, each of the following terms shall have the meaning indicated below:

1.1              PRODUCTS:  Any and all IC products which are planned and designed by CSI.

1.2              WAFERS:  Probed or non-probed five (5) inch and /or six (6) inch silicon wafers which contain the chips or circuits of the PRODUCTS and meet the COMMON SPECIFICATIONS.

1.3              COMMON SPECIFICATION:  The specifications as the inspection standards with respect to the quality, quantity and other necessary conditions for the WAFER production in accordance with OKI PROCESS TECHNOLOGY which shall be separately agreed by the both parties.

1.4              SUBSIDIARY:  Any corporation, company or other entity in which OKI or CSI, as the case may be, owns and/or controls, directly or indirectly, now or hereafter, more than fifty percent (50%) of the outstanding shares of stock entitled to vote for the election of directors or their equivalents regardless of the form thereof; provided, however, that any entity which would be a SUBSIDIARY by reason of the foregoing shall be considered a SUBSIDIARY only so long as such ownership or control exists.

CHAPTER 2. SUPPLY OF WAFERS

Article 2.                (Sale and Purchase of WAFERS)

2.1              CSI shall purchase from OKI, and OKI shall sell to CSI, the WAFERS of PRODUCTS pursuant to the terms and conditions of this Agreement, which shall be non-probed WAFERS

2.2              The WAFERS sold hereunder shall be processed at such plant or plants of OKI and/or its SUBSIDIARY as may be agreed by OKI and CSI.

2.3              The sale of OKI and purchase by CSI of the WAFERS may be made by any SUBSIDIARY of OKI or CSI.

2.4              CSI may resell the PRODUCT which was purchased from OKI in the form of finished products or dies, but shall not resell any of them in the form of a wafer except to the customers who use the WAFERS for the hybrid application.

2.5              OKI shall provide CSI with the necessary process technology information for the CSI’s design work.

Article 3.                (Mask Tooling Sets)

3.1              CSI shall place purchase orders with OKI for the mask tooling sets for WAFERS of any PRODUCT in written form which shall state model name (number) and the price mutually agreed upon. The data-base for mask-making will be supplied by CSI to OKI free of charge in such format as shall be agreed upon by OKI and CSI.

3.2              OKI may examine the data-base upon receipt.  If upon such examination the data-base is found to be defective or not in conformance with the specifications as mutually agreed, OKI shall immediately notify CSI in detail as to such defects or nonconformity, and CSI will either provide a corrected data-base and/or request a return of the defective data-base at CSI’s expense for correction.

3.3              OKI shall complete making the mask tooling set for the first processing within four (4) weeks after the receipt of the correct data base from CSI unless otherwise agreed upon by both parties.

3.4              Payment terms for the mask tooling sets set forth under Section 3.1 above shall be net 45 days.

Article 4.                (Pilot Production and Minimum Order Quantity)

4.1              ENGINEERING LOTS

4.1.1           For the ENGINEERING LOTS, CSI shall place an order with OKI at minimum twelve (12) WAFERS as one (1) lot or the multiples of twelve (12) per each PRODUCT, provided, however, that OKI shall not be required to engage in more than two (2) runs per month with a maximum of three (3) PRODUCTS at any time). CSI may request, and upon request by CSI OKI shall accept to split the one lot to several groups in the production process for the evaluation purpose.

4.1.2           The output will be shipped to CSI if the WAFER output is not less than nine (9) WAFERS per Lot of input quantity. If the WAFER output is less than nine (9) WAFERS per Lot of input quantity, OKI will inform CSI of the output quantity of the WAFERS and if CSI requires to have the shortage covered, OKI will re-input the WAFERS to cover the shortage of quantity.

4.1.3           Such quantity for ENGINEERING LOTS shall be counted in as part of the allocation foundry capacities provided in Section 4.2.3and 4.2.4 below.

4.2              VOLUME PRODUCTION

4.2.1           For the VOLUME PRODUCTION, CSI shall place an order in a written form three months prior to the delivery date with OKI at minimum of forty-nine (49) WAFER at M2 plant, fifty (50) WAFER at M3 plant starts (one (1) lot) or multiples thereof per each PRODUCT and OKI will ship the WAFERS in quantities not less than forty (40) WAFERS per Lot of the quantities ordered. In the event that quantity of good outputs of the WAFER per Lot does not reach forty (40) WAFERS, OKI agrees to further process WAFERS in quantity of Lots agreed by both parties and sell the WAFERS so processed. The delivery schedule for such additional supply shall be separately agreed upon by both parties.

4.2.2           CSI shall not cancel nor change any order.

Notwithstanding foregoing, in the event that the delivery of the WAFERS from OKI to CSI is delayed more than thirty (30) days from the original delivery schedule, OKI and CSI shall discuss in good faith whether or not the order may be cancelled.

4.2.3           During OKI’s any subsequent fiscal year, the maximum volume of allocation to CSI of the foundry capacities of OKI shall be agreed upon between OKI and CSI no later than six (6) months prior to the start of each such fiscal year.

4.2.4           The orders of CSI for the VOLUME PRODUCTION shall be based on and subject to the forecasts provided in Article 5 below.

4.3.             CSI shall submit to OKI a purchase order (the “PO”) for the WAFERS which shall be substantially in line with the provisions of Article 5.  All PO’s shall be subject to acceptance by OKI through issuance of a written confirmation within five (5) business days of receipt of the PO.

Article 5.                (Forecasts)

5.1              During the term of this Agreement, CSI shall provide OKI on or before the fifth (5th) day of each calendar month a written forecast of its requirements of the quantity of the WAFERS of each PRODUCT to be manufactured and delivered within the period of the following six (6) calendar months which shall fall within the effective term of this Agreement.

5.2              In each of the forecasts the initial three (3) months shall be firm and CSI may increase or decrease the quantity of the last three (3) months of the forecast upon consent of OKI.

Article 6.                (Delivery)

6.1              The term of delivery of the WAFERS shall be FCA Miyazaki airport (as such terms are defined in Incoterms 2000).

6.2              The title and risk of loss relating to the WAFERS delivered by OKI to CSI shall transfer from OKI to CSI at such time and point as provided in Incoterms 2000 relating to such FCA terms. CSI shall have the right to designate a freight forwarder, subject to OKI’s reasonable approval.

6.3              CSI may instruct OKI any place in the world as the destination of the shipment of the WAFER upon the prior consent of OKI.

Article 7.                (Packing)

OKI shall pack the WAFERS in accordance with the packing standards which shall be set forth in the COMMON SPECIFICATIONS, and PCM data, JT data and other necessary data specified in the COMMON SPECIFICATION shall be packed together with. PCM data and JT data will be available also in digital format to be transferred from OKI FTP site.

Article 8.                (Test and Inspection)

8.1              CSI shall conduct incoming inspection according to the mutually agreed inspection standards.  This inspection shall be regarded as final in terms of quality, quantity and other conditions of the WAFERS supplied to CSI.

8.2              CSI shall notify OKI of the result of incoming inspection judgment within forty (40) days after the date of the relevant bill of lading regarding shipment from OKI.  Should CSI fail to so notify within the said forty (40) days, the shipment lot shall be deemed to have been accepted by CSI excepting the case of process related failures revealed by sort or final test.

8.3              OKI shall not be held responsible for the defects and failures which are attributable to the design, test and assembly by CSI of the PRODUCTS.

8.4              OKI shall not be held responsible, other than the warranty, for the defects, failures and yield problems of the non-probed WAFERS, if the inspection and test results of the following items meet agreed written specifications and/or standards mentioned above:

8.4.1                             Process parameters

8.4.2                             Device parameters

8.4.3                             Visual quality inspections

Article 9.                (Notice of Process Change)

OKI shall notify CSI in writing of major process changes which require CSI’s change in data-base or which would affect the quality and reliability, form, fit or function of the PRODUCTS ninety (90) days in advance. OKI shall notify CSI of major process changes as soon as possible in order to avoid the rescheduling of existing orders which might be caused by CSI’s requalification. Provided, however, that in case of urgency OKI may make such major process change without prior notice to CSI, but shall notify of such change promptly thereafter.

Article 10.              (Price)

10.1            The prices of the WAFERS shall be stated in Exhibit A. The price shall be reviewed once a year. Such discussion shall be held in January every year to review the prices for the new fiscal year starting from the first day of April in the same calendar year. The both parties will consider the then prevailing wafer market prices for the discussion. Notwithstanding foregoing, in the event of the drastic change of the market condition, the both parties shall discuss in a good faith to review the prices.

10.2            In the event of any direct or indirect intervention of the Japanese, the United States and/or any other relevant Governments, including the legislative, administrative and judicial branches thereof, which may virtually or legally disallow a price at which WAFERS shall be supplied, then OKI shall not be obligated to abide by such price without any liability to CSI, and OKI and CSI shall promptly discuss to agree upon an alternative permissible price.

Article 11.              (Payment)

11.1         CSI shall pay for WAFERS purchased under this Agreement not later than forty-five (45) days after the date of the respective invoice from OKI.  However, if, in OKI’s sole judgment, any condition or conduct of CSI’s business renders these payment terms inappropriate, OKI may, by written notice to CSI, require alternative payment terms, such as payment in advance, cash on delivery, letter of credit, etc., as OKI deems proper prior to the shipment of WAFERS.

11.2         Overdue/Past Due Accounts:  If payment on CSI’s account with OKI is overdue, OKI may, without liability, cancel or reschedule any and all orders CSI may have with OKI.  OKI may also, without liability, withhold shipment of WAFERS to CSI until CSI’s account is brought current and/or payment terms acceptable to Oki are established.  Past due accounts (i.e. payment due Oki for forty-five (45) days or more) may be assessed a service charge at the rate of eighteen per cent (18%) per annum on the outstanding delinquent balance or the maximum rate permitted by law, whichever is the lesser rate.

CHAPTER 3. GENERAL PROVISIONS

Article 12.              (Warranty)

12.1            OKI warrants that the WAFERS sold to CSI under this Agreement will conform to the relevant rules of COMMON SPECIFICATIONS for six (6) months from the date of the relevant air way bill.  OKI’s sole obligation under this warranty is limited to replacing, any said WAFERS which shall, within such six (6) months period, be found to be defective and which, at OKI’s instruction, are returned to OKI’s manufacturing facility with transportation charges prepaid.  This warranty set forth herein shall not extend to any defects which could have been discovered in the incoming inspection provided in Article 8 and any defects attributable to CSI, including without limitation, a defect of design of or misuse by CSI or its customers.

Notwithstanding foregoing, in the event that the defect which is not related to the COMMON SPECIFICATION is found in such six (6) months period, and the defect is clearly attributed to OKI, OKI and CSI shall discuss in a good faith to solve the problem.

12.2            Nothing in this Agreement shall be construed as a warranty or representation by OKI that any WAFER supplied by OKI to CSI under this Agreement will be free from infringement of any patent or other intellectual property right regarding design and process integration of any third party, and OKI shall not have any liability to CSI for such infringement.

12.3            CSI will solve on its sole responsibility and at its cost any problem of infringement or alleged infringement of patents or other intellectual property rights which may be asserted against CSI by a third party with respect to any WAFER fabricated and supplied to CSI by OKI under this Agreement.  Upon CSI’s request, OKI shall furnish CSI with reasonable assistance and provide appropriate documentation, if available, to CSI in connection with any claim under this Article 12.

12.4            EXCEPT AS OTHERWISE EXPLICITLY PROVIDED IN THIS AGREEMENT, THE WAFERS ARE SUPPLIED WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED

TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Article 13.              (Confidentiality)

13.1            Either party and its SUBSIDIARY shall not use any Confidential Information or any other information acquired from the other party in connection with this Agreement except solely for the purposes of this Agreement. For the purpose of this Article, Confidential Information shall mean technical information, KNOW-HOW or other non-public information which is designated in writing, by appropriate legend, as confidential and, if disclosed orally, which is confirmed in writing within thirty (30) days after oral disclosure and designated, by appropriate legend, as confidential.

13.2            For a period of five (5) years after the receipt of the other party’s Confidential Information, or during the effective term of this Agreement, whichever may be longer, CSI and OKI shall use a reasonable standard of care not to publish or disseminate to any third party, except as otherwise provided herein, any of the other party’s Confidential Information. The receiving party shall have no obligation with respect to any Confidential Information received by it which the receiving party proves is:

13.2.1         Published or otherwise made available to the public other than by a breach of this Agreement by the receiving party: or

13.2.2         Rightfully received by the receiving party from a third party not obligated under this Agreement and without confidentiality limitation: or

13.2.3         Approved in writing for release by the disclosing party: or

13.2.4         Independently developed by the receiving party: or

13.2.5         Known to the receiving party prior to its first receipt of the same from the disclosing party: or

13.2.6         Hereafter disclosed by the disclosing party to a third party without restriction on disclosure.

13.3            If any Confidential Information is disclosed by the receiving party pursuant to the requirement or request of a governmental or judicial agency or if the disclosure is required by operation of law, such disclosure will not constitute a breach of this Agreement, provided that the receiving party shall promptly notify the disclosing party and consult with the disclosing party, and if necessary, seek a protective order with respect thereto reasonably satisfactory to the disclosing party to the extent available under applicable law.

13.4            Violation of any of the provisions under this Article shall constitute a material breach of this Agreement.

13.5            If either party breaches any of the provisions of this Article, then the non-breaching party shall have, in addition to any other remedy, the right to injunctive relief, both parties hereby acknowledging that such other remedies are inadequate.

Article 14.              (Term and Termination)

14.1            The effective date hereof shall be the last of (i) the date this Agreement is fully executed by both of the parties hereto, or (ii) the date this Agreement is fully approved by both the United States and Japanese Governments as required or (iii) the date OKI and CSI take and complete all internal corporate actions necessary for the authorization, execution, delivery and performance of all obligations of the respective parties under this Agreement.  After execution of this Agreement, OKI and CSI shall take appropriate actions to promptly obtain all necessary governmental approvals. Each party shall promptly notify the other party in writing of the date upon which this Agreement has received the appropriate approvals from such party’s government.

14.2            Unless sooner terminated as provided herein, this Agreement shall continue in full force and effect for a period of five (5) years from the Effective Date, and thereafter shall be automatically extended for successive periods of two (2) year each, unless either party shall have otherwise notified to the other party in writing at least three (3) months prior to the expiration of this Agreement or any extension thereof.

14.3            In the event that either party has committed a material breach of this Agreement, the other party shall have the right to terminate of this Agreement by giving thirty (30) days’ written notice of termination specifying any alleged material breach or breaches, such termination to become effective at the end of said period unless during said period all material breaches specified have been remedied or waived.

14.4            Either party shall also have the right to terminate of this Agreement with immediate effect by giving written notice of termination to the other party at any time upon or after the occurrence of any of the following events with respect to such other party:

14.4.1        Insolvency, bankruptcy or liquidation or filing of any application therefore which is not promptly removed or stayed;

14.4.2        Attachment, execution or seizure of substantially all of the assets or filing of any application therefore which is not promptly released or stayed;

14.4.3        Assignment or transfer of that portion of the business to which this Agreement pertains to a trustee for the benefit of creditors;

14.4.4        Disposition (other than pursuant to a corporate reorganization) of that portion of the business or the material assets to which this Agreement pertains; or

14.4.5        Termination of its business or dissolution.

14.5            In the events that OKI has to terminate a process line, OKI will give CSI a 2 (two) year advance notice together with a last time buy option.

14.6            In the event that OKI terminates this Agreement due to the breach of CSI, and at the date of the termination OKI has certain quantity of the WAFERS in inventory and/or in production process, OKI has the right to sell such WAFERS to any third parties in any form without any consent of CSI, provided that OKI can not sell such WAFERS to CSI due to the reasonable reason.

14.7           No failure or delay on the part of either party in exercising its right of termination hereunder for any one or more causes shall be construed to prejudice its rights of termination for such cause or any other or subsequent cause.

14.8            In the event of expiration or termination of this Agreement, within thirty (30) days after expiration or termination of this Agreement, either party shall immediately cease to use all information acquired from the other party in connection with this Agreement and shall return to the other party or destroy all the documents, materials and reproductions thereof containing such information in accordance with the instruction of the other party.

14.9            The termination or expiration of this Agreement shall not release either party from any liability which at said date of termination has already accrued to the other party.

14.10          Notwithstanding any termination or expiration of this Agreement, the provisions of Article 1, 11, 12, 13, Section 14.7, 14.8, 14.9, Article 15, 16, Section 17.12 and 17.13 shall survive this Agreement.

Article 15.              (Export Control Provisions)

Unless prior agreement is obtained from the Japanese government, CSI shall not knowingly export or re-export, directly or indirectly, any WAFERS supplied to CSI by OKI under this Agreement, any data relating to the technical information furnished by OKI under this Agreement or any PRODUCT thereof, to any country or countries to which export or re-export will violate any laws or regulations of the Japanese government as now or may in the future be in effect.

Article 16.              (Non-Disclosure)

16.1           CSI and OKI shall keep the terms and existence of this Agreement confidential and shall not make disclosure thereof to any third party except:

16.1.1        with the prior written consent of the other party,

16.1.2        to any governmental body having jurisdiction,

16.1.3        as otherwise required by law, or

16.1.4        to legal counsel of the parties.

16.2            Neither of the parties shall unilaterally make any announcement of the formation and existence of this Agreement without prior written consent of the other party.

Article 17.              (Miscellaneous Provisions)

17.1            Entire Agreement.  This Agreement embodies the entire understanding of the parties as it relates to the subject matter hereof and this Agreement supersedes any prior agreements or understandings between the parties with respect to such subject matter.

17.2            Article Headings.  The article and section headings herein are for convenience only and shall not affect the construction hereof.

17.3            Waiver.  Should either CSI or OKI fail to enforce any provision of this Agreement or to exercise any right in respect thereto, such failure shall not be construed as constituting a waiver or a continuing waiver of its rights to enforce such provision or right or any other provision or right.

17.4            No License.  Nothing contained in this Agreement shall be construed as conferring by implication, estoppel or otherwise upon either party hereunder any license or other right.

17.5            English Language.  This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties.

17.6            No Agency.  Nothing contained herein or done in pursuance of this Agreement shall constitute either party the agent of the other party for any purpose or in any sense whatsoever.

17.7            Notices.  Any notice required or permitted to be given by either party under this Agreement shall be deemed to have been given at the time it is delivered in person or sent by registered airmail letter or by telegram or telex or telefax (provided that in the case of telegram, telex or telefax, a copy of the notice will promptly be delivered by registered airmail letter) to the other party at the following respective addresses or such new addresses as may from time to time be supplied hereunder.

To:	Oki Electric Industry Co., Ltd.
550-1 Higashiasakawa-cho
Hachioji-shi Tokyo 193-8550, Japan
	Attn:	Akira Arimatsu
General Manager
Foundry Business Division
Silicon Solutions Company

To:	Catalyst Semiconductor Inc.,
2975 Stender Way,
Santa Clara
California 95054, U.S.A.
	Attn:	President & CEO

17.8            Invalidity.  If any provision of this Agreement, or the application thereof to any situation or circumstance, shall be invalid or unenforceable, the remainder of this Agreement or the application of such provision to situations or circumstances other than those as to which it is invalid or unenforceable, shall not be affected; and each remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law. In the event of such partial invalidity, the parties shall seek in good faith to agree on replacing any such legally invalid provisions with provisions which, in effect, will, from an economic viewpoint, most nearly and fairly approach the effect of the invalid provision.

17.9            Assignment.  This Agreement and any rights herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party shall assign any of its rights or privileges hereunder without the prior written consent of the other party.  The both parties shall not withhold such consent unreasonably.

17.10          Amendments.  This Agreement may not be extended, supplemented or amended in any manner except by an instrument in writing expressly referring to this Agreement and duly executed by authorized officers of both Parties.

17.11          Force Majeure.  Either party shall be excused for failures and delays in performance caused by war, declared or not, any laws, proclamations, ordinances or regulations of the government of any country or of any political subdivision of any country, or strikes, lockouts, floods, fires, explosions or such catastrophes as are beyond the control or without the material fault of such party (“Causes”).  Any party claiming any such excuse for failure or delay in performance due to such Causes shall give prompt notice thereof to the other party, and neither party shall be required to perform hereunder during the period of such excused failure or delay in performance except as otherwise provided herein. This provision shall not, however, release such party from using its best efforts to avoid or remove all such Causes and such party shall continue performance hereunder with the utmost dispatch whenever such causes are removed. In the event that the period of excused performance continues for ninety (90) days, this Agreement may be terminated by the affected party.

17.12          Indemnity.  Both parties agree that neither party shall assume any responsibility or be liable for death or any injury or accident which may occur to any personnel of the other party or the property of such personnel during any visits to its facility, or otherwise.  Each party agrees to indemnify the other and to hold such other party harmless from and against all liabilities, claims and demands on account of personal injuries (including death), or loss or damage to property, arising out of or in any manner connected with the visits of its personnel to such other party’s offices or facilities and occasioned by the negligence of such personnel, and it shall defend at its own expense any and all actions based thereon and shall pay all charges of attorneys and all costs and other expenses arising therefrom.  Notwithstanding the foregoing, neither party shall be liable to the other for incidental or consequential damages arising from any action or inaction of such party or from any breach of this Agreement.

17.13          Arbitration.  All disputes and differences between OKI and CSI arising out of or under this Agreement shall be settled amicably through negotiations.  In case such dispute or difference cannot be settled amicably through negotiations, it shall be finally settled by arbitration in San Francisco, California if initiated by OKI and in Tokyo, Japan, if initiated by CSI pursuant to the Japan-America Arbitration Agreement of September 16, 1952, by which each party is bound.  The award rendered by arbitrator(s) shall be final and binding upon the parties hereto.

17.14          Governing Law.  This Agreement and matters connected with the performance hereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of California in USA.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their respective corporate names by their duly authorized representatives on the date written below.

OKI ELECTRIC INDUSTRY CO., LTD.		CATALYST SEMICONDUCTOR INC.

By:	/s/ Akira Arimatsu	By:	/s/ Sorin Georgescu

Name:	Akira Arimatsu	Name:	Sorin Georgescu

Title:	General Manager	Title:	VP of Technology

Date:	11 June, 2008	Date:	June 11, 2008

EXHIBIT A

(Section 10.1)

Price

The current price list of this Agreement is attached as follows:

				May 1, ’08 ~ Oct.		May 1, ’08 ~ Oct.
		May 1, ’08 ~ Oct. 31,		31, ‘08 (each)		31, ‘08 (each)
Product		‘08 (each)		F.O.B. – DDU to		F.O.B. – DDU to
Type	Note	F.O.B. - FCA		U.S.		Thailand
5" Wafer Product	101-150 lots	$	[***]	$	[***]	$	[***]

	51-100 lots	$	[***]	$	[***]	$	[***]
	0-50 lots	$	[***]	$	[***]	$	[***]
	0-50 lots (Legacy products only)	$	[***]	$	[***]	$	[***]

	CAT25C16A for Nikon	$	[***]	$	[***]	$	[***]
(average 5 lots/month)

0.5um	0~25 lots	$	[***]	$	[***]	$	[***]

0.35um (6”)	Production wafer	$	[***}	$	[***]	$	[***]
	Engineering wafer	$	[***]	$	[***]	$	[***]

0.35um (6”) Rubicon	Production wafer	$	[***]	$	[***]	$	[***]
	Engineering wafer	$	[***]	$	[***]	$	[***]

0.5um FG product	Production wafer	$	[***]	$	[***]	$	[***]
	Engineering wafer	$	[***]	$	[***]	$	[***]

From the next round of price negotiation, OKI and CSI shall discuss and acknowledge that the dollar prices may be reflected based on an exchange rate of USD/JPY (“Base Rate”). Then going forward, in the event that a monthly average exchange rate at the Mizuho Bank in Tokyo on the month which is three (3) months before the starting of the quarter of the fiscal year (i.e. January, April, July, October) fluctuates more than

+5/-5% from the Base Rate, the prices for the following quarter shall be adjusted by the exchange rate calculated by the following formula:

Base Rate (TBD) yen + (one-half of the difference between the Base Rate and the monthly average exchange rate).